Exhibit 10.1

AMENDMENT AGREEMENT TO THE STOCK PURCHASE AGREEMENT

This AMENDMENT AGREEMENT TO THE STOCK PURCHASE AGREEMENT (the “Amendment”) is dated as of May 21, 2010 by and among Apextalk Holdings, Inc., a Delaware corporation (the “Company”), Apextalk, Inc., a California corporation, Global Apex Holdings, Inc., a Delaware corporation, and Global Apex, Inc., a California corporation (collectively the “Parties”). Capitalized terms used but not defined herein shall have the meanings set forth in the stock purchase agreement entered into by the Parties (the “Stock Purchase Agreement”) on December 14, 2009 (the “Execution Date”).

WITNESSETH:

WHEREAS, the Parties hereby desire to amend Section 1.04 of the Stock Purchase Agreement to clarify the consideration that the Company shall receive in connection with the transactions contemplated by such Section 1.04.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.              Section 1.04 of the Stock Purchase Agreement is hereby cancelled and restated in its entirety to read as follows:

                “Section 1.04   Spin-Out of Apextalk, Inc. and Additional Consideration.

(a) Current Company management will form a company (“Global Apex Holdings, Inc.”) whose shareholders are identical to those of the Company, and a subsidiary company Global Apex, Inc. Pursuant to the Transaction and as additional consideration to the Shareholders, the parties hereby agree that the Company will transfer 70% of its equity interest in Apextalk, Inc. to Global Apex, Inc. (the “Subsidiary Shares”).   The Company shall retain the remaining 30% equity interest in Apextalk, Inc.

(b) As additional consideration to the Shareholders, the Company agrees that Global Apex Holdings shall receive cash of $30,000, for each $1,000,000 investment made into the Company from outside investors, of up to $4,000,000 investment in the aggregate.  This right shall survive for a one year period following the close of this Agreement.

(c)      In exchange and as consideration to the Company, Global Apex, Inc. shall assume 100% of the  liabilities of Apextalk, Inc., outstanding as of the Execution Date, and all additional liabilities that will be incurred by Apextalk, Inc thereafter.

2. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Delaware.  Venue for all matters shall be in Wilmington, Delaware without giving effect to principles of conflicts of law thereunder.  Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

3. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

4. All other terms and conditions of the Stock Purchase Agreement shall remain unchanged and remain in full force and effect.

 [Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of this 21st day of May, 2010.

Apextalk Holding, Inc.

By:/s/ Hui Liu___________
Name: Hui Liu
Title: Chief Executive Officer

Apextalk, Inc.

By:/s/ Tony Lee___________
Name: Tony Lee
Title: Chief Executive Officer

Global Apex Holdings, Inc.

By:/s/ Tony Lee__________
Name: Tony Lee
Title: Chief Executive Officer

Global Apex, Inc.

By:/s/ Tony Lee___________
Name: Tony Lee Title: Chief Executive Officer